                                                                    EXHIBIT 21.1

             List of Subsidiaries of Westport Resources Corporation

Westport Finance Co.

Jerry Chambers Exploration Company

Westport Argentina LLC

Westport Canada LLC

Westport Oil and Gas Company, L.P.

Westport Overriding Royalty LLC

WHG, Inc.

WHL, Inc.

Belco Energy (Cayman Islands) Corp.